Exhibit 99

PRESS RELEASE

FIRST COMMUNITY FINANCIAL CORPORATION

Two North Main Street

Mifflintown, PA 17059

FOR IMMEDIATE RELEASE

AUGUST 15, 2003

CONTACT:	James R. McLaughlin, President and Chief Executive Officer (717) 436-2144

FIRST COMMUNITY FINANCIAL CORPORATION

NAMES NEW CHAIRMAN

Mifflintown, PA – First Community Financial Corporation, the holding company for First National Bank of Mifflintown, today announced that Samuel F. Metz, Chairman of the Board of Directors of the Company and the Bank, has announced his retirement as Chairman effective January 13, 2004. Mr. Metz will continue to serve as a Director of both the Company and the Bank.

President and Chief Executive Officer, James R. McLaughlin, who was unanimously selected to succeed Mr. Metz as Chairman, recognized the many years of outstanding service provided to the institution by Mr. Metz, stating, “Sam’s leadership as Chairman during the past 15 years has been a key reason for our growth and success. We are pleased that we will continue to benefit from his wisdom as a Director.”

Mr. Metz has served as Chairman of the Board of the Company and the Bank since 1989. He is the longest-serving Director of the Bank, having been first elected in 1959. Mr. Metz also served as President of the Company and the Bank from 1984 until 1989.

Mr. Metz praised the Board’s decision to name Mr. McLaughlin as his successor in the role of Chairman. “Jim’s superior leadership and people skills will continue to carry the Bank along the road of success and prosperity. He understands the needs of the customers and shareholders of this institution better than anyone I know.”

In addition to his new role as Chairman, Mr. McLaughlin will continue to serve as President and Chief Executive Officer, positions he has held since 1989.

First Community Financial Corporation, headquartered in Mifflintown, PA, is the bank holding company for First National Bank of Mifflintown. The Bank provides services through 10 branch offices throughout Juniata and Perry Counties. As of June 30, 2003, the Bank had total assets of approximately $212 million and total deposits of approximately $185.4 million.

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